Exhibit 3.1

WHEELER REAL ESTATE INVESTMENT TRUST, INC.

ARTICLES OF AMENDMENT

Wheeler Real Estate Investment Trust, Inc., a Maryland corporation (the “Corporation”), hereby certifies to the State Department of Assessments and Taxation of Maryland (“SDAT”) that:

FIRST: The charter of the Corporation (the “Charter”) is hereby amended by deleting in its entirety Section 5.1 of the Amended and Restated Articles of Incorporation of the Corporation, as amended, supplemented and corrected to date, and substituting the following in lieu thereof:

5.1 Authorized Shares. The Corporation has authority to issue 215,000,000 shares of stock, consisting of 200,000,000 shares of Common Stock, $0.01 par value per share (“Common Stock”), and 15,000,000 shares of Preferred Stock, without par value per share (“Preferred Stock”). The aggregate par value of all authorized shares of stock having par value is $2,000,000. If shares of one class of stock are classified or reclassified into shares of another class of stock pursuant to this Article V, the number of authorized shares of the former class shall be automatically decreased and the number of shares of the latter class shall be automatically increased, in each case by the number of shares so classified or reclassified, so that the aggregate number of shares of stock of all classes that the Corporation has authority to issue shall not be more than the total number of shares of stock set forth in the first sentence of this paragraph. The Board of Directors, with the approval of a majority of the entire Board and without any action by the stockholders of the Corporation, may amend the Charter from time to time to increase or decrease the aggregate number of shares of stock or the number of shares of stock of any class or series that the Corporation has authority to issue.”

SECOND: The amendment to the Charter as set forth above (the “Amendment”) was approved by a majority of the entire Board of Directors of the Corporation and is limited to a change expressly authorized by Section 2-105(a)(13) of the Maryland General Corporation Law (the “MGCL”) to be made without action by the stockholders of the Corporation.

THIRD: The total number of shares of stock of all classes that the Corporation had authority to issue immediately prior to the Amendment was 33,750,000 shares, consisting of 18,750,000 shares of Common Stock, $0.01 par value per share (“Common Stock”), and 15,000,000 shares of Preferred Stock, without par value per share (“Preferred Stock”). Of the 15,000,000 shares of Preferred Stock that were authorized for issuance immediately prior to the Amendment, 4,500 shares were classified as Series A Preferred Stock (the “Series A Preferred Stock”), 5,000,000 shares were classified as Series B Preferred Stock (the “Series B Preferred Stock”), and 6,000,000 were classified as Series D Cumulative Convertible Preferred Stock (the “Series D Preferred Stock”). The aggregate par value of all shares of stock of all classes that the Corporation had authority to issue immediately prior to the Amendment was $187,500.

FOURTH: As amended by the Amendment, the Charter authorizes the Corporation to issue a total of 215,000,000 shares of stock of all classes, consisting of 200,000,000 shares of Common Stock, $0.01 par value per share, and 15,000,000 shares of Preferred Stock, without par value per share. Of the 15,000,000 shares of Preferred Stock that are authorized for issuance under the Charter, as amended by the Amendment, 4,500 shares are classified as Series A Preferred Stock, 5,000,000 shares are classified as Series B Preferred Stock, and 6,000,000 are classified as Series D Preferred Stock. The aggregate par value of all shares of stock of all classes that the Corporation has authority to issue under the Charter, as amended by the Amendment, is $2,000,000. The information required by Section 2-607(b)(2)(i) of the MGCL was not changed by the Amendment.

FIFTH: These Articles of Amendment shall be effective at the time at which they are accepted for record by SDAT.

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IN WITNESS WHEREOF, the Corporation has caused these Articles of Amendment to be signed and acknowledged in its name and on its behalf by its Chief Executive Officer and President and witnessed and attested by its Secretary on this 27th day of November, 2021, and such persons acknowledged the same to be the act of said corporation, and that to the best of their knowledge, information and belief, all matters and facts stated herein are true in all material respects and that this statement is made under the penalties of perjury.

ATTEST:		WHEELER REAL ESTATE INVESTMENT
TRUST, INC.

By:	/s/ Angelica Beltran	By:	/s/ M. Andrew Franklin
Name:	Angelica Beltran	Name:	M. Andrew Franklin
Title:	Secretary	Title:	Chief Executive Officer and President

[Signature Page to Articles of Amendment - Wheeler Real Estate Investment Trust, Inc.]